Exhibit 1.1

Execution Version

AMENDMENT NO. 3 to Term Loan Agreement

This AMENDMENT NO. 3 to TERM LOAN  AGREEMENT  (this  “Amendment”)  dated as of July 13, is among Gibbons Creek Environmental Redevelopment Group, LLC, a  Texas limited liability company (the “Borrower”), Charah Solutions, Inc.,  a  Delaware corporation (“Charah Solutions”), Charah, LLC, a Kentucky limited liability company (“Charah LLC” and, together with Charah Solutions, the “Parent Guarantors”, and each, a “Parent Guarantor”), the other Loan Parties party hereto, and Charah Preferred Stock Aggregator, LP, a Delaware limited partnership (the “Lender”).

Recitals

A.          WHEREAS, the Borrower, the Parent Guarantors and the Lender are parties to that certain Term Loan Agreement dated as of August 15, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the execution hereof, the “Existing Term Loan Agreement”; and the Existing Term Loan Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, including, without limitation, as amended by this Agreement, the “Term Loan Agreement”), pursuant to which the Lender has made certain credit available to and on behalf of the Borrower.

B.          WHEREAS, Charah Solutions is party to that certain  Agreement  and  Plan  of  Merger (the “Merger Agreement”), dated as of April 16 2023, by and among Charah Solutions, Acquisition Parent 0423 Inc., Acquisition Sub April 2023, Inc., and, pursuant to Merger Agreement, Acquisition Parent 0423 Inc. will acquire Charah Solutions.

C.          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, agree as follows:

Section 1.   Defined Terms.   Each capitalized term which is defined in the Existing    Term Loan Agreement, but which is not defined in this Amendment, shall have the meaning ascribed such term in the Existing Term Loan Agreement.

Section 2. Amendments to Term Loan Agreement.

2.1         Amendment to Article I – Definitions. Article 1 of the Existing Term Loan Agreement is hereby amended by amending and restating the following existing definitions in their entirety:

“Change of Control” shall mean (a) any Person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934, other than the Permitted Holders, becomes the beneficial owner, directly or indirectly, of 40% or more of the outstanding Equity Interests of Charah Solutions, (b) individuals who constitute the continuing directors or directors appointed by the Permitted Holders cease for any reason to constitute at least a majority of the board of directors of Charah Solutions or (c) any Person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934, other than Charah Solutions or any of its Subsidiaries, becomes the beneficial owner of 40% or more of the outstanding Equity Interests of the Borrower or any Loan Party.

“Maturity Date” shall mean the earlier of (i) December 31, 2025 and (ii) the effective date of any Permitted Refinancing.

2.2         Amendment to Article I – Definitions. Article 1 of the Existing Term Loan Agreement is hereby amended by adding the following definitions:

“Amendment No. 3” shall mean the Amendment No. 3 to Term Loan Agreement, dated as of July 13, 2023, by and among the Parent Guarantors, Borrower, and Lender.

“Amendment No. 3 Effective Date” shall have the meaning set forth in the Amendment No. 3.

“Permitted Holders” shall mean SER Capital Partners or its investments affiliates.

2.3         Amendment to Section 2.07 – Optional and Mandatory Prepayment. Clause (ii) of Section 2.07(b) of the Existing Term Loan Agreement is hereby amended and restated in its entirety as follows:

(ii) within five Business Days after receipt of any proceeds from any Disposition of real property of any Loan Party, in an amount equal to (x) 80% of the net cash proceeds from such Disposition received after the Amendment No. 3 Effective Date through, and including, June 30, 2025 and (y) 100% of the net cash proceeds from such Dispositions received on or after July 1, 2025.

Section 3.          [Reserved].

Section 4. Effectiveness. The effectiveness of the amendments set forth in Section 2 hereof shall be subject to the receipt by the Lender of each of the following documents and/or the satisfaction of the conditions precedent set forth below (as the context requires), each of which shall be reasonably satisfactory in form and substance to the Lender (the date on which such conditions are so satisfied or waived is referred to herein as the “Amendment No. 3 Effective Date”):

4.1         a signed counterpart of this Amendment (which may be delivered by facsimile transmission or in “pdf” electronic format), duly executed by each of Parent Guarantors, the Borrower and the other Loan Parties, and the Lender.

4.2         payment of all fees and expenses then due and payable by the Borrower in connection with this Amendment.

Section 5.          Miscellaneous.

5.1         Confirmation; Effect of this Amendment. Except as expressly set forth in Section 2 hereof, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lender under the Existing Term Loan Agreement or any other Loan Document and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or other provisions contained in the Existing Term Loan Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is the express intent of the parties hereto that nothing contained herein shall be, nor shall be construed as, a substitution or novation of the Obligations under the Existing Term Loan Agreement and the other Loan Documents, all of which are and shall remain in full force and effect as expressly amended hereby. Nothing herein shall be deemed to entitle the Borrower or any Parent Guarantor to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or other provisions contained in the Term Loan Agreement or any other Loan Document in similar or different circumstances after the date hereof.

5.2         Ratification and Affirmation; Representations and Warranties. Each Loan Party party hereto (a) acknowledges the terms of this Amendment and the Existing Term Loan Agreement as amended hereby, (b) represents and warrants to the Lender that as of the Amendment No. 3 Effective Date: (i) all of the representations and warranties contained in each Loan Document are true and correct in all material respects (without duplication of materiality), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (without duplication of materiality) as of such specified earlier date, and (ii) no Default or Event of Default has occurred and is continuing, (c) ratifies and affirms its obligations under, and acknowledges its continued liability under, each Loan Document (including, without limitation, the Guaranteed Liabilities contained in Article X of the Existing Term Loan Agreement) and agrees that each Loan Document remains in full force and effect as expressly amended hereby, (d)(i) is a party to certain Security Documents securing the Obligations, and (ii) agrees that according to their respective terms the Security Documents to which it is a party are and shall continue in full force and effect, including without limitation to secure the Obligations under the Loan Documents, as the same may be amended, increased, decreased, supplemented or otherwise modified from time to time and (e) acknowledges and agrees for the avoidance of doubt that the delivery of this Amendment does not indicate or establish by implication or otherwise that any Security Document requires any Parent Guarantor’s approval of amendments to the Existing Term Loan Agreement, the Term Loan Agreement or any other Loan Document (except as and to the extent expressly set forth therein).

5.3         Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment which may include any Electronic Signature transmitted by telecopy, facsimile or email transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

5.4         No Oral Agreement. This Amendment, the Term Loan Agreement and the other Loan Documents executed in connection herewith and therewith represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

5.5         GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

5.6         Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.7        Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns in accordance with Section 9.04 of the Term Loan Agreement.

5.8        Loan Documents. This Amendment is a Loan Document.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the Amendment No. 3 Effective Date.

BORROWER:	GIBBONS CREEK ENVIRONMENTAL REDEVELOPMENT GROUP, LLC

By: Charah, LLC, its sole manager

	By:	/s/ Steven A. Brehm
	Name:	Steven A. Brehm
	Title:	Vice President of Legal Affairs

PARENT GUARANTORS:	CHARAH SOLUTIONS, INC.

	By:	/s/ Steven A. Brehm
	Name:	Steven A. Brehm
	Title:	Vice President of Legal Affairs

CHARAH, LLC

	By:	/s/ Steven A. Brehm
	Name:	Steven A. Brehm
	Title:	Vice President of Legal Affairs

SUBSIDIARY GUARANTOR AND GRANTOR:	AVON LAKE ENVIRONMENTAL REDEVELOPMENT GROUP, LLC CHESWICK LEFEVER, LLC CHESWICK PLANT ENVIRONMENTAL REDEVELOPMENT GROUP, LLC

By: Charah, LLC, its sole manager

	By:	/s/ Steven A. Brehm
	Name:	Steven A. Brehm
	Title:	Vice President of Legal Affairs

Amendment No. 3 to Term Loan Agreement
Signature Page

LENDER:	CHARAH PREFERRED STOCK AGGREGATOR, LP

By: Charah Preferred Stock Aggregator GP, LLC, its general partner

	By:	/s/ Timothy J. Poche
	Name:	Timothy J. Poche
	Title:	Authorized Representative

Amendment No. 3 to Term Loan Agreement
Signature Page